UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2004

Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)	75056 (Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

     On December 11, 2004, Pizza Inn, Inc. terminated that certain Executive Compensation Agreement dated December 16, 2002 by and between Ronald W. Parker and Pizza Inn, Inc. The terms and conditions of the Executive Compensation Agreement are described in the Executive Compensation Agreement which is filed as Exhibit 10.2 to that certain Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002 filed on February 11, 2003 by Pizza Inn, Inc. with the Commission and incorporated herein by reference. Pizza Inn, Inc. provided at least ten days’ prior written notice to Mr. Parker of its intention to discharge Mr. Parker for cause as a result of violations of the Executive Compensation Agreement by Mr. Parker, specifying in detail the nature of the cause alleged, and provided Mr. Parker an opportunity to be heard by the board of directors of Pizza Inn, Inc. prior to the expiration of the ten-day period. Pizza Inn, Inc. communicated the termination by written notice to Mr. Parker on December 13, 2004.

     As of October 1, 2004, Mr. Parker was the beneficial owner of approximately 851,821 shares, or 8.40%, of the outstanding common stock, $0.01 par value per share, of Pizza Inn, Inc. See also the disclosure(s) under Item 5.02 of this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 11, 2004, Pizza Inn, Inc. terminated Ronald W. Parker from the positions of Chief Executive Officer and President of Pizza Inn, Inc. See also the disclosure(s) under Item 1.02 of this report.

Item 7.01 Regulation FD Disclosure.

     Pizza Inn, Inc. elects to disclose the information in the press release furnished as Exhibit 99.1 to this report and incorporated herein by reference through Form 8-K pursuant to Regulation FD.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Executive Compensation Agreement (incorporated by reference to Exhibit 10.2 to that certain Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002 filed on February 11, 2003 by Pizza Inn, Inc. with the Commission)

99.1	Press Release dated December 14, 2004 (furnished herewith)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.
Date: December 14, 2004	By:	/s/ Rod McDonald

	Name:	Rod McDonald

	Title:	Acting Chief Executive Officer